Exhibit 4.4

Amendment Regarding Required Minimum Distributions

Under WRERA 2008

Plan Name Western Digital Corporation 401(k) Plan

Plan Sponsor Western Digital Corporation

This amendment is intended as good faith compliance with the required minimum distribution provisions of the Worker, Retiree and Employer Recovery Act of 2008 (WRERA). This Amendment supersedes any conflicting provisions of the Plan, any administrative policy, and/or any previously-adopted “good faith” amendment of the same subject matter, as applicable. This amendment is a “good faith” amendment. It is not part of the pre-approved Plan, and, while it has not been reviewed by the Internal Revenue Service for compliance with the Notice or the Code, the adoption of this amendment does not, pursuant to Revenue Procedure 2007-44, affect the status of reliance upon the Plan’s pre-approval by the Internal Revenue Service.

Section 1. 2009 Required Minimum Distributions—Lump Sum (RMDs)

1.1 ☒	2009 RMDs Will Be Made Unless the Participant or Beneficiary Elects Not to Receive Them. If this Section 1.1 is checked, then notwithstanding Section 5.9 of the Plan to the contrary, a Participant or Beneficiary who (a) has not elected an installment form of distribution and (b) would have been required to receive required minimum distributions for 2009 but for the enactment of Code §401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (a) equal to the 2009 RMDs or (b) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the Participant or Beneficiary chooses not to receive such distributions.

1.2 ☐	2009 RMDs Will Not Be Made Unless the Participant or Beneficiary Elects to Receive Them. If this Section 1.2 is checked, then notwithstanding Section 5.9 of the Plan to the contrary, a Participant or Beneficiary who a Participant or Beneficiary who (a) has not elected an installment form of distribution and (b) would have been required to receive required minimum distributions for 2009 but for the enactment of Code §401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (a) equal to the 2009 RMDs or (b) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions.

1.3	Direct Rollovers. Notwithstanding Section 5.14 of the Plan to the contrary, and solely for purposes of applying the direct rollover provisions of the plan to the above election, the additional distributions in 2009 checked below (if any) will be treated as eligible rollover distributions. However, if no election is made below, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code §401(a)(9)(H).

☐	2009 RMDs and Extended 2009 RMDs (both as defined in Section 1.1 and 1.2 above).

☐	2009 RMDs (as defined in Sections 1.1 and 1.2 above) but only if paid with an additional amount that is an eligible rollover distribution without regard to Code §401(a)(9)(H).

Section 2. 2009 Required Minimum Distributions—Installments (RMDs)

2.1 ☒	2009 RMDs Will Be Made Unless the Participant or Beneficiary Elects Not to Receive Them. If this Section 2.1 is checked, then notwithstanding Section 5.9 of the Plan to the contrary, a Participant or Beneficiary who a Participant or Beneficiary who (a) has elected installment form of distribution and (b) would have been required to receive required minimum distributions for 2009 but for the enactment of Code §401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (a) equal to the 2009 RMDs or (b) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions.

2.2 ☐	2009 RMDs Will Not Be Made Unless the Participant or Beneficiary Elects to Receive Them. If this Section is checked then notwithstanding Section 5.9 of the Plan to the contrary, a Participant or Beneficiary who a Participant or Beneficiary who (a) has elected an installment form of distribution and (b) would have been required to receive required minimum distributions for 2009 but for the enactment of Code §401(a)(9)(H) (“2009 RMDs”), and (b) who would have satisfied that requirement by receiving distributions that are (a) equal to the 2009 RMDs or (b) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions.

2.3	Direct Rollovers. Notwithstanding Section 5.14 of the Plan to the contrary and solely for purposes of applying the direct rollover provisions of the Plan to the above election, the additional distributions in 2009 checked below (if any) will be treated as eligible rollover distributions. However, if no election is made below, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code §401(a)(9)(H).

☐	2009 RMDs and Extended 2009 RMDs (both as defined in Sections 2.1 and 2.2 above).

☐	2009 RMDs (as defined in Sections 2.1 and 2.2 above) but only if paid with an additional amount that is an eligible rollover distribution without regard to Code §401(a)(9)(11).

Section 3. Signature of the Sponsoring Employer Title

By	/s/ Jacqueline M. Demaria	Title	SVP, HR
Print Name Jacqueline M. Demaria		Date	12/6/11

RMD Amendment

2011